Pricing Supplement No. 2017—USNCH0769 to Product Supplement No. EA-03-06 dated April 7, 2017,

Underlying Supplement No. 6 dated April 7, 2017, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated October 6, 2017

Citigroup Global Markets Holdings Inc. $8,879,000 Market Linked Notes

Linked to the EURO STOXX 50® Index Due October 12, 2022

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Market Linked Notes offered by this pricing supplement (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of the EURO STOXX 50® Index (the “underlying”) from the initial underlying level to the final underlying level. If the underlying return is zero or positive, the issuer will repay the stated principal amount of the notes at maturity and pay a return equal to the underlying return, but no more than the maximum gain of 95.00%. If the underlying return is negative, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Investing in the notes involves significant risks. You will not receive coupon payments during the 5-year term of the notes. You will not receive dividends or other distributions paid on any stocks included in the underlying. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Features
❑	Growth Potential Subject to Maximum Gain — If the underlying return is zero or positive, the issuer will repay the stated principal amount of the notes at maturity and pay a return equal to the underlying return, but no more than the maximum gain.

❑	Repayment of Principal at Maturity — If the underlying return is negative, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates
Trade date	October 6, 2017
Settlement date[1]	October 12, 2017
Final valuation date[2]	October 6, 2022
Maturity date	October 12, 2022

[1]	See “Supplemental Plan of Distribution” in this pricing supplement for additional information.

[2]	See page PS-3 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THERE IS CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES.

Notes Offering

We are offering Market Linked Notes Linked to the EURO STOXX 50® Index. Any return at maturity will be determined by the performance of the underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlying	Initial Underlying Level	Maximum Gain	CUSIP/ ISIN
EURO STOXX 50® Index (Ticker: SX5E)	3,603.32	95.00%	17324CN28 / US17324CN285

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$1,000.00	$30.00	$970.00
Total	$8,879,000.00	$266,370.00	$8,612,630.00
(1)	On the date of this pricing supplement, the estimated value of the notes is $958.10 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2)	The underwriting discount is $30.00 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $970.00 per note. UBS Financial Services Inc. (“UBS”), acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $970.00 per note. UBS will receive an underwriting discount of $30.00 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-03-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003413/dp74980_424b2-pp.htm

♦	Underlying Supplement No. 6 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003405/dp74985_424b2-us6.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017: https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Market Linked Notes Linked to the EURO STOXX 50® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement, “The EURO STOXX 50® Index” beginning on page PS-9 of this pricing supplement, “Risk Factors Relating to the Notes” beginning on page EA-6 of the accompanying product supplement and “Equity Index Descriptions— The EURO STOXX 50® Index” beginning on page 23 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes.

♦	You believe that the level of the underlying will increase over the term of the notes and are willing to give up any appreciation in excess of the maximum gain.

♦	You understand and accept that your potential return is limited by the maximum gain and you are willing to invest in the notes based on the maximum gain indicated on the cover page hereof.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlying for the term of the notes.

♦	You understand and accept the risks associated with the underlying.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes.

♦	You believe that the level of the underlying will decline during the term of the notes and the final underlying level is likely to close below the initial underlying level on the final valuation date, or you believe the underlying will appreciate over the term of the notes by more than the maximum gain.

♦	You seek an investment that participates in the full appreciation in the level of the underlying or that has unlimited return potential, or you are unwilling to invest in the notes based on the maximum gain indicated on the cover page hereof.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlying for the term of the notes.

♦	You do not understand or accept the risks associated with the underlying.

♦	You are unwilling or unable to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount	$1,000.00 per note
Term	5 years
Trade date	October 6, 2017
Settlement date	October 12, 2017
Final valuation date[1]	October 6, 2022
Maturity date	October 12, 2022
Underlying	EURO STOXX 50® Index (Ticker: SX5E)
Maximum gain	95.00%
Payment at maturity (per $1,000.00 stated principal amount of notes)

If the underlying return is zero or positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $1,000.00 stated principal amount of notes that provides you with the stated principal amount of $1,000.00 plus a return equal to the underlying return, but no more than the maximum gain, calculated as follows:

$1,000.00 × (1 + the lesser of (i) underlying return and (ii) maximum gain)

If the underlying return is negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity of:

$1,000.00 per note

In this scenario, you will not receive any return on your investment.

Underlying return	final underlying level – initial underlying level initial underlying level
Initial underlying level	3,603.32, the closing level of the underlying on the trade date
Final underlying level	The closing level of the underlying on the final valuation date

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date:	The closing level of the underlying (initial underlying level) is observed and the maximum gain is set.

Maturity date:

The final underlying level is determined on the final valuation date and the underlying return is calculated.

If the underlying return is zero or positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $1,000.00 stated principal amount of notes that provides you with the stated principal amount of $1,000.00 plus a return equal to the underlying return, but no more than the maximum gain, calculated as follows:

$1,000.00 × (1 + the lesser of (i) underlying return and (ii) maximum gain)

If the underlying return is negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity of:

$1,000.00 per note

In this scenario, you will not receive any return on your investment.

[1]	Subject to postponement as described under “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may not receive any return on your investment in the notes — You will receive a positive return on your investment in the notes only if the underlying appreciates from the initial underlying level to the final underlying level. If the final underlying level is less than the initial underlying level, you will receive only the stated principal amount of $1,000.00 for each note you hold at maturity and will not receive any return on your investment. As the notes do not pay any interest, even if the underlying appreciates from the initial underlying level to the final underlying level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

♦	The appreciation potential of the notes is limited by the maximum gain — Your potential total return on the notes at maturity is limited by the maximum gain. As a result, the return on an investment in the notes may be less than the return on a hypothetical direct investment in the underlying.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

♦	Sale of the notes prior to maturity may result in a loss of principal — You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

♦	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying declines or does not appreciate sufficiently from the initial underlying level to the final underlying level — This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the approximately 5-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

♦	Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the underlying. As of October 6, 2017, the average dividend yield of the underlying was approximately 3.28% per year. While it is impossible to know the future dividend yield of the underlying, if this average dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 16.40% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the stocks that constitute the underlying or in another investment linked to the underlying that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. You should understand that the underlying is not a total return index, which means that it does not reflect dividends paid on the stocks included in the underlying. Therefore, the return on your notes will not reflect any reinvestment of dividends.

♦	Your payment at maturity depends on the closing level of the underlying on a single day — Because your payment at maturity depends on the closing level of the underlying solely on the final valuation date, you are subject to the risk that the closing level of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying, you might have achieved better returns.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying, the dividend yields on the stocks that constitute the underlying, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the underlying, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The underlying is subject to risks associated with foreign equity securities — Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The underlying performance will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar — The underlying is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the underlying and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the underlying.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the level of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks included in the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the level of the underlying if the level of the underlying is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of the underlying if the underlying is discontinued or materially modified (see “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to the underlying may affect the value of your notes — STOXX Limited (the “underlying publisher”) may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the level of the underlying. The underlying publisher may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial underlying level to the final underlying level. The diagram below is based on a hypothetical maximum gain of 85.00% and does not reflect the actual terms of the notes.

Investors in the notes will not receive any dividends on the stocks that constitute the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying” above.

The following table and hypothetical examples below illustrate the payment at maturity per $1,000.00 stated principal amount of notes for a hypothetical range of performances for the underlying from -100.00% to +100.00% and assume an initial underlying level of 3,600.00 and a maximum gain of 85.00%. The actual initial underlying level and maximum gain are listed on the cover page of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and are not the actual returns applicable to a purchaser of the notes. The actual payment at maturity will be determined based on the final underlying level on the final valuation date. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis and does not reflect the actual terms of the notes, which are provided on the cover page of this pricing supplement.

Final Underlying Level	Underlying Return	Payment at Maturity	Total Return on Notes at Maturity(1)
7,200.00	100.00%	$1,850.00	85.00%
6,840.00	90.00%	$1,850.00	85.00%
6,660.00	85.00%	$1,850.00	85.00%
6,480.00	80.00%	$1,800.00	80.00%
6,120.00	70.00%	$1,700.00	70.00%
5,760.00	60.00%	$1,600.00	60.00%
5,400.00	50.00%	$1,500.00	50.00%
5,040.00	40.00%	$1,400.00	40.00%
4,680.00	30.00%	$1,300.00	30.00%
4,320.00	20.00%	$1,200.00	20.00%
3,960.00	10.00%	$1,100.00	10.00%
3,600.00	0.00%	$1,000.00	0.00%
3,240.00	-10.00%	$1,000.00	0.00%
2,880.00	-20.00%	$1,000.00	0.00%
2,520.00	-30.00%	$1,000.00	0.00%

2,160.00	-40.00%	$1,000.00	0.00%
1,800.00	-50.00%	$1,000.00	0.00%
1,440.00	-60.00%	$1,000.00	0.00%
1,080.00	-70.00%	$1,000.00	0.00%
720.00	-80.00%	$1,000.00	0.00%
360.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

1 The “Total Return on Notes at Maturity” is calculated as (a) the payment at maturity per note minus the $1,000.00 issue price per note divided by (b) the $1,000.00 issue price per note.

Example 1 — The final underlying level of 3,960.00 is greater than the initial underlying level of 3,600.00, resulting in an underlying return of 10.00%. Because the underlying return of 10.00% is less than the maximum gain of 85.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 10.00%, resulting in a payment at maturity of $11.00 per $10.00 stated principal amount of notes (a total return at maturity of 10.00%*), calculated as follows:

$1,000.00 × (1 + the lesser of (i) underlying return and (ii) maximum gain)

$1,000.00 × (1 + the lesser of (i) 10.00% and (ii) 85.00%)

$1,000.00 × (1 + 10.00%) = $11.00

Example 2 — The final underlying level of 6,840.00 is greater than the initial underlying level of 3,600.00, resulting in an underlying return of 90.00%. Because the underlying return of 90.00% is greater than the maximum gain of 85.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 85.00%, resulting in a payment at maturity of $1,850.00 per $1,000.00 stated principal amount of notes (a total return at maturity of 85.00%*), calculated as follows:

$1,000.00 × (1 + the lesser of (i) underlying return and (ii) maximum gain)

$1,000.00 × (1 + the lesser of (i) 90.00% and (ii) 85.00%)

$1,000.00 × (1 + 85.00%) = $1,850.00

In this example, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying without a maximum gain.

Example 3 — The final underlying level of 1,800.00 is less than the initial underlying level of 3,600.00 (resulting in an underlying return of -50.00%). Because the underlying return is negative, Citigroup Global Markets Holdings Inc. would pay you the $1,000.00 stated principal amount per note (a total return at maturity of 0.00%*).

If the final underlying level is less than the initial underlying level, the issuer will repay you the $1,000.00 stated principal amount per note at maturity, but you will not receive any return on your investment. Any payment on the notes, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the payment at maturity per note minus the $1,000.00 issue price per note divided by (b) the $1,000.00 issue price per note.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector Indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector Indices. The STOXX Europe 600® Supersector Indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited. The underlying is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The “EURO STOXX 50® Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the underlying, including information concerning its composition and calculation and certain risks that are associated with an investment linked to the underlying.

The graph below illustrates the performance of the underlying from January 2, 2008 to October 6, 2017. The closing level of the underlying on October 6, 2017 was 3,603.32. We obtained the closing levels of the underlying from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the underlying should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the underlying. We cannot give you assurance that the performance of the underlying will result in a positive return on your initial investment.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 2.819%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,150.376 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through December 31, 2017	$6.186	$6.186
January 1, 2018 through June 30, 2018	$14.182	$20.368
July 1, 2018 through December 31, 2018	$14.382	$34.750
January 1, 2019 through June 30, 2019	$14.584	$49.334
July 1, 2019 through December 31, 2019	$14.790	$64.124
January 1, 2020 through June 30, 2020	$14.999	$79.123
July 1, 2020 through December 31, 2020	$15.210	$94.333
January 1, 2021 through June 30, 2021	$15.424	$109.757
July 1, 2021 through December 31 2021	$15.642	$125.399
January 1, 2022 through June 30, 2022	$15.862	$141.261
July 1, 2022 through maturity date	$9.115	$150.376

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S.

Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the Internal Revenue Service, and the Internal Revenue Service may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $30.00 for each note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $970.00 per note. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. UBS will receive an underwriting discount of $30.00 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the securities is more than two business days after the trade date, investors who wish to sell the securities at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately ten months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a notes exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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